UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

FORM 8-K

CURRENT REPORT PURSUANT

TO SECTION 13 OR 15(D) OF THE

SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported): June 6, 2008

                 The South Financial Group, Inc.

(Exact name of registrant as specified in its charter)

South Carolina	0-15083	57-0824914
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification Number)

102 South Main Street, Greenville, South Carolina	29601
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (864) 255-7900

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Securities Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 7.01. Regulation FD Disclosure

Selling Shareholder Registration Statement

On June 6, 2008, The South Financial Group, Inc. (“TSFG”) filed a Registration Statement on Form S-3 (the “Registration Statement”) with respect to the potential sale by certain Company shareholders of up to 50,937 shares of Series 2008ND-V, 169,343 shares of Series 2008ND-NV, 2,221 shares of Series 2008D-V and 7,499 shares of Series 2008D-NV Mandatory Convertible Non-Cumulative Preferred Stock P:referred Stock (collectively, the “Preferred Stock”) and up to 56,565,385 shares of Company common stock issuable upon conversion the Preferred Stock. The Preferred Stock was issued on May 6, 2008, as described in greater detail in TSFG’s Current Report on Form 8-K dated May 6, 2008.

As previously announced, TSFG expects the Preferred Stock to convert into approximately 38.5 million shares of common stock, subject to receipt of shareholder approval of the transaction issuing the Preferred Stock. However, the minimum conversion price for the Series 2008ND-V Preferred Stock and the Series 2008ND-NV Preferred Stock under circumstances where such shareholder approval is not received is $4.00 per share (instead of the initial $6.50 per share currently applicable to all four series of Preferred Stock). Accordingly, the calculation of the number of shares of common stock issuable upon conversion of all Preferred Stock is based on the lowest conversion price possible.

In connection with the issuance of the Preferred Stock, TSFG contractually agreed to file the Registration Statement in order to allow the holders of Preferred Stock and the underlying common stock into which they convert to sell those securities in registered transactions from time to time at their election.

Notwithstanding the Registration Statement, no selling shareholder listed therein has indicated to TSFG any present intention to sell shares of Preferred Stock or Common Stock.

BankAtlantic Branch Transaction

On June 6, 2008, TSFG completed the acquisition from BankAtlantic of five branches located in the Orlando, Florida market. This is described in greater detail in the press release attached hereto as 99.1.

Signatures

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

THE SOUTH FINANCIAL GROUP, INC.

June 6, 2008	By:	/s/ William P. Crawford, Jr. William P. Crawford, Jr. Executive Vice Preisdent and General Counsel

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